Exhibit 10.20

Summary of Non-Employee Director Compensation Policy

Under the Company’s non-employee director compensation policy, all non-employee directors will be paid an annual retainer fee of $35,000 and such additional fees as are set forth in the following table. All payments will be made quarterly in arrears.

Non-Employee Director	Annual Fee
Lead Director	$25,000
Non-Executive Chair	$30,000
Chairman of the audit committee	$15,000
Member of the audit committee (other than chairman)	$7,500
Chairman of the compensation committee	$10,000
Member of the compensation committee (other than chairman)	$5,000
Chairman of the governance and nominating committee	$8,000
Member of the governance and nominating committee (other than chairman)	$4,000

Under the policy, each individual who is initially appointed or elected to the board of directors will be eligible to receive an option to purchase up to 200,000 shares of our common stock under the Plan on the date he or she first becomes a non-employee director. These option grants will vest annually over a three-year period from the date of grant, subject to continued service as a non-employee director through that vesting date. In addition, on the date of the annual meeting of stockholders, each continuing non-employee director who has served on the board of directors for a minimum of six months will be eligible to receive an option grant to purchase up to 100,000 shares of our common stock, which will vest in full upon the earlier of the first anniversary of the date of grant or the date of the next annual meeting of stockholders. The exercise price for each of these option grants will be equal to the fair market value of our common stock on the date of grant. These new director grants and annual grants will be subject to approval by our board of directors at the time of grant. The share numbers set forth herein will be appropriately adjusted for any split or recapitalization of the Company’s securities.